Exhibit 5.1

DAY PITNEY LLP

Attorneys at Law

7 Times Square

New York, NY 10036

T: (212) 297 5800 F: (212) 916 2940

info@daypitney.com

May 30, 2012

Fuel Systems Solutions, Inc.

780 Third Avenue, 25th Floor

New York, NY 10017

Re:	Fuel Systems Solutions, Inc.

Registration of 300,000 Shares of Common Stock

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) by Fuel Systems Solutions, Inc., a Delaware corporation (the “Company”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 300,000 shares of common stock of the Company, par value $.001 per share (the “Shares”), issuable upon the exercise of stock options available for grant under the Fuel Systems Solutions, Inc. 2011 Stock Option Plan (the “Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Shares have been duly issued and sold as contemplated by the Registration Statement (including the Prospectus which is not filed herewith) and the Plan; and (iii) either a certificate representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) or if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchaser thereof, upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the Plan.

Fuel Systems Solutions, Inc.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP

DAY PITNEY LLP